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                                                                     Exhibit 3.3

                            CARTER, LEDYARD & MILBURN
                                  2 WALL STREET
                            NEW YORK, NEW YORK 10005


                                  May 13, 1998


The Chase Manhattan Bank,
   as Trustee of Fidelity Defined
   Trusts, Series F
4 New York Plaza
New York, New York  10004-2413

Attention:   Mr. Thomas Porrazzo
             Vice President


      Re:               FIDELITY DEFINED TRUSTS, SERIES F
                        ---------------------------------


Dear Sirs:

           We are acting as counsel for The Chase Manhattan Bank ("Chase") in connection with the execution and delivery of a Standard Terms and Conditions of Trust dated January 3, 1996 and a related Trust Agreement dated as of today (collectively, the "Indenture"), each between National Financial Services Corporation, as Depositor and Portfolio Supervisor (the "Depositor"), Muller Data Corporation as Evaluator and Chase, as Trustee (the "Trustee"), establishing Fidelity Defined Trusts, Series F, which comprises Rolling Government Series 5, GNMA Portfolio, Investment Grade Series 5, Intermediate Insured Corporate Portfolio, and Investment Grade Series 6, Corporate Portfolio (each, a "Trust"), and the execution by Chase, as Trustee under the Indenture, of a certificate or certificates evidencing ownership of a number of units constituting the entire interest in the respective Trust (such certificate or certificates and such aggregate units being herein called "Certificates" and "Units"), each of which Units represents an undivided interest in the Trust, which, as to the Rolling Government Series 5, consists of mortgage-backed securities and, as to the Investment Grade Series 5 and 6, consists of debt obligations (including confirmations of contracts for the purchase of certain mortgage-backed securities and obligations not yet delivered and cash, cash equivalents or an irrevocable letter of credit in the amount required for such purchase upon the receipt of such mortgage-backed securities and debt obligations), such mortgage-backed securities and debt obligations being defined in the Indenture as Securities and referenced in the schedules to the Indenture.


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           We have examined the Indenture, the Closing Memorandum delivered today by the parties to the Indenture (the "Closing Memorandum"), the form of Certificate and such other documents as we have deemed necessary to order to render this opinion. Based on the foregoing, we are of the opinion that:

               1. Chase is a duly organized and existing corporation having the powers of a trust company under the laws of the State of New York.

               2. The Indenture has been duly executed and delivered by Chase and, assuming due execution and delivery by the Depositor, constitutes the valid and legally binding obligation of Chase.

               3. The Certificates are in proper form for execution and delivery by Chase, as Trustee.

               4. Chase, as Trustee, has duly executed and delivered to or upon the order of the Depositor a Certificate or Certificates evidencing ownership of the Units, registered in the name of the Depositor. Upon receipt of confirmation of the effectiveness of the registration statement for the sale of the Units filed with the Securities and Exchange Commission under the Securities Act of 1933, the Trustee may deliver such other Certificates, in such names and denominations as the Depositor, may request, to or upon the order of the Depositor as provided in the Closing Memorandum.

               5. Chase, as Trustee, may lawfully advance to the Trust amounts as may be necessary to provide periodic interest distributions of approximately equal amounts, and may be reimbursed, without interest, for any such advances from funds in the interest account, as provided in the Indenture.

           In rendering the foregoing opinion, we have not considered, among other things, whether the Securities have been duly authorized and delivered.

                                         Very truly yours,

                                         CARTER, LEDYARD & MILBURN